Exhibit 5

                              AOL TIME WARNER INC.

                                 January 11, 2001

AOL Time Warner Inc.
75 Rockefeller Plaza
New York, New York  10019

Ladies and Gentlemen:

         This opinion is filed in connection with the filing by AOL Time Warner Inc. (the "Company") with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the AOL Time Warner Inc. Deferred Compensation Plan (the "Plan").

         I am Vice President of the Company and have acted as counsel in connection with the Registration Statement. In that connection, I, or a member of my staff upon whom I have relied, have examined and am familiar with originals or copies, certified or otherwise, identified to our satisfaction, of:

         1. Certificate of Incorporation of the Company as currently in effect;

         2.       By-Laws of the Company as currently in effect;

         3. Resolutions adopted by the Company's Board of Directors authorizing the assumption of the Plan and the issuance of Deferred Compensation Obligations of the Company under the Plan; and

         4.       The Plan.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Deferred Compensation Obligations will be issued for the consideration permitted under the Plan as currently in effect; and (ii) all actions required to be taken under the Plan by the Board of Directors of the Company have been or will be taken by the Board of Directors of the Company, respectively.

         Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

         You acknowledge that I am admitted to practice only in the District of Columbia and am not an expert in the laws of any other jurisdiction. No one other than the addressees and their assigns are permitted to rely on or distribute this opinion without the prior written consent of the undersigned.

         This opinion is limited to the General Corporation Law of the State of Delaware and federal law, although the Company acknowledges that I am not admitted to practice in the State of Delaware and am not an expert in the laws of that jurisdiction. We express no opinion with respect to the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

                                                     Very truly yours,

                                                     /s/ Paul T. Cappuccio, Esq.
                                                     Paul T. Cappuccio, Esq.
                                                     Vice President